Exhibit 10.iii.o

RESIGNATION AGREEMENT

This Resignation Agreement (“Agreement”) is made and entered into as of March 14, 2007, between The Mosaic Company (the “Company”), a Delaware corporation having its principal place of business in the State of Minnesota, and David W. Wessling (“Wessling”), an individual resident of the State of Minnesota.

RECITALS

WHEREAS, Wessling has served as Vice President – Human Resources of the Company;

WHEREAS, the Company and Wessling have agreed that Wessling will resign from all positions with the Company and his employment with the Company will terminate effective as of March 15, 2007 (the “Resignation Date”);

WHEREAS, Wessling and the Company entered into a Senior Management Severance Agreement, dated as of August 1, 2005 (the “Severance Agreement”), pursuant to which Wessling would be entitled to receive certain benefits upon the resignation of employment under certain circumstances; and

WHEREAS, the Company and Wessling desire to set forth all matters regarding Wessling’s resignation and separation of employment from the Company, and to completely and finally resolve all rights and claims between them.

NOW THEREFORE, in consideration of the foregoing premises, the covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Wessling and the Company agree as follows.

AGREEMENT

1. Resignation of Employment. Effective as of the Resignation Date, Wessling hereby resigns as Vice President – Human Resources of the Company, from all other officer positions he currently holds with the Company and its subsidiaries and controlled affiliates and from any and all director positions he holds with the Company’s subsidiaries and controlled affiliates, and the Company hereby accepts Wessling’s resignation. Effective upon the Resignation Date, the Severance Agreement shall terminate and be of no further force or effect. Up to and including the Resignation Date, Wessling shall continue to receive his base salary and all benefits to which he is currently entitled as a Vice President – Human Resources of the Company. Wessling understands that all Company employee benefits, plans, programs and fringe benefits cease as of the Resignation Date unless otherwise noted in this Agreement.

2. Compensation at Resignation Date. In consideration for his undertakings under this Agreement, and in lieu of any payments to which he might otherwise be entitled under the Severance Agreement, the Company shall make the following payments to, and distributions for the benefit of, Wessling:

(a) Wessling shall receive a lump sum payment of $465,000, subject to any required withholdings, deductions, and tax reporting requirements, on October 1, 2007 (the “Payment Date”).

(b) Wessling shall receive a lump sum payment of $165,000, in lieu of receiving any other payment with respect to the Company’s Management Incentive Plan for fiscal 2007, subject to any required withholdings, deductions, and tax reporting requirements, payable on the Payment Date.

(c) Wessling shall receive a lump sum payment of $123,750, in lieu of receiving any other payment with respect to the Company’s Synergy Incentive Plan for fiscal 2007, subject to any required withholdings, deductions, and tax reporting requirements, payable on the Payment Date.

(d) Wessling may elect continuation coverage under Company-provided health and dental plans, to the extent required under federal law (referred to as “COBRA”) and state law. If Wessling elects continuation coverage under a Company-provided health or dental plan, the Company shall pay Wessling in one (1) lump sum payment an amount equal to the full COBRA monthly premium for each such plan multiplied by twelve (12), subject to any required withholdings, deductions, and tax reporting requirements. This lump sum payment shall be made on the Payment Date. Wessling may continue coverage and pay the full COBRA premium for the COBRA period permitted by law. Wessling must timely elect coverage and satisfy all enrollment and payment procedures established by the Company as a prerequisite to any continuation of COBRA coverage and any payment under this Section 2(d).

(e) The Company will pay Wessling any unused earned vacation, subject to any required withholdings, deductions, and tax reporting requirements, as of the Resignation Date.

(f) The Company will offer Wessling executive level outplacement services (including home-based job search capabilities) commensurate with Wessling’s position and experience for a period no longer than twelve (12) months following Wessling’s Resignation Date or until Wessling finds new employment, whichever occurs first. The cost of outplacement services furnished will be capped at a maximum of $25,000. Cash will not be paid in lieu of outplacement services. Wessling shall be responsible for any individual tax consequences, if any, relating to the provision of these services.

(g) Receipt of all of the payments described above in this Section 2 is contingent upon Wessling first signing, and not rescinding or revoking, a General Release of All Claims in favor of the Company, in the form attached hereto as Exhibit A, and also continuing to abide by all of Wessling’s continuing obligations to the Company, particularly, but not exclusively, the non-disclosure, non-competition, and non-solicitation covenants contained in Section 4 of this Agreement.

3. Long-Term Incentives. The Compensation Committee of the Company’s Board of Directors (the “Committee”) has previously awarded to Wessling non-qualified stock options to acquire 68,652 shares of The Company’s common stock (having an exercise price equal to the market price per share on the date of grant) (collectively, the “Options”), and 25,129 restricted stock units evidencing the right to receive one share per unit of the Company’s common stock (collectively, the “RSUs”) under the Company’s Long-Term Incentive Program (“LTIP”), in each case, subject to the standard terms and conditions of The Mosaic Company’s 2004 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”) and applicable award agreements for each such grant or award.

(a) Options. The Committee shall take such actions as are necessary to accelerate the vesting in full, effective as of the Resignation Date, of all Options granted to Wessling that are outstanding and unvested on the Resignation Date. Wessling agrees that, effective on the Resignation Date, all outstanding option award agreements shall be deemed amended hereby to provide that, with respect to all of the Options not exercised by such Date, Wessling shall be permitted to exercise them up to and including March 14, 2008; any Options not exercised by March 14, 2008 shall automatically be forfeited by Wessling and may not be exercised thereafter.

(b) RSUs. The Committee shall take such actions as are necessary to accelerate the vesting in full, effective as of the Resignation Date, of all RSUs awarded to Wessling that are outstanding and unvested on the Resignation Date. Wessling understands and agrees that required tax withholding will be deducted from his outstanding RSUs in accordance with the terms of the Omnibus Stock Plan.

4. Non-Disclosure, Non-Solicitation, and Non-Competition Covenants. In consideration of receipt of the payments described in Section 2 of this Agreement at or after the Resignation Date, Wessling agrees, as follows:

(a) Non-Disclosure.

(i) Wessling acknowledges that Wessling has received and will, through the Resignation Date, continue to receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about the Company, that this information was obtained by the Company at great expense and is reasonably protected by the Company from unauthorized disclosure, and that Wessling’s possession of this special knowledge is due solely to his employment with the Company. In recognition of the foregoing, Wessling will not, at any time during his remaining employment or following the Resignation Date, for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company’s business, including its products, production methods, and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Wessling’s duties prior to the Resignation Date.

(ii) At or promptly following the Resignation Date, Wessling shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in his possession. Wessling acknowledges and agrees that all such materials are the sole property of the Company and that he will certify in writing to the Company at its request, at or promptly after the Resignation Date that he has complied with this obligation.

(b) Non-Solicitation.

(i) Wessling specifically acknowledges that the Confidential Information described in this Section 4 includes confidential data pertaining to current and prospective customers and dealers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and dealers and to develop proposals which are specifically designed to meet the requirements of such customers and dealers. Therefore, during the period prior to the Resignation Date and for the twelve (12) month period following the Resignation Date, Wessling agrees that he will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any such customers and dealers with whom he had contact during the twenty-four (24) months preceding the Resignation Date.

(ii) Wessling specifically acknowledges that the Confidential Information described in this Section 4 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Wessling further agrees that, during the period prior to the Resignation Date and for the twelve (12) month period following the Resignation Date, Wessling will not, directly or indirectly, solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent.

(iii) Wessling specifically acknowledges that the Confidential Information described in this Section 4 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and Wessling agrees that, during the period prior to the Resignation Date and for the twelve (12) month period following the Resignation Date, he will not, directly or indirectly, solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to a business competitive with that of the Company, as described in Section 4(c)(i), or terminating or materially changing such vendor’s or supplier’s relationship or agency with the Company.

(iv) Wessling further agrees that, during the period prior to the Resignation Date and for the twelve (12) month period following the Resignation Date, Wessling will do nothing to interfere with any of the Company’s business relationships.

(c) Non-Competition.

(i) Wessling covenants and agrees that, during the period prior to the Resignation Date and for the twelve (12) month period following the Resignation Date, he will not, in any geographic market in which he worked on behalf of the Company during the twenty-four (24) months preceding the Resignation Date, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company. A “business competitive with that conducted by the Company” shall mean any business or activity involved in the design, development, manufacture, sale, marketing, production, distribution, or servicing of phosphate, potash, nitrogen, fertilizer, or crop nutrition products, or any other significant business in which the Company is engaged in or preparing to engage in as of the Resignation Date. To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(ii) During the period prior to the Resignation Date and for the twelve (12) month period following the Resignation Date, Wessling certifies and agrees that he will notify the Chief Executive Officer of the Company (the “CEO”)of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation. Wessling may make a written request to the CEO for modification of this non-competition covenant; the president will determine, in his sole discretion, if the requested modification will be harmful to the Company’s business interests; and the CEO will notify Wessling in writing of the terms of any permitted modification or of the rejection of the requested modification.

5. Company Remedies. Wessling acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the services rendered by Wessling as an employee of the Company are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Section 4 of this Agreement would be highly injurious to the Company, that Wessling’s violation of any provision of Section 4 of this Agreement would cause the Company irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Section 4 of this Agreement will be inadequate. Wessling further acknowledges that he has requested, or has had the opportunity to request, that legal counsel review this Agreement and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Wessling specifically agrees that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Section 4 of this Agreement, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

6. Governing Law. This Agreement shall be governed by and construed under Minnesota law, without regard to its conflict of laws principles. In the event that any provision of this Agreement is held unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. In the event that any provision is held to be overbroad, such provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

7. Application of Section 409A. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall be interpreted and applied consistent with Internal Revenue Code Section 409A and all U.S. Treasury regulations adopted in furtherance thereof. Each party shall be responsible for its own taxes and penalties. As necessary or appropriate, each party agrees to cooperate with the other to amend this Agreement to comply with section 409A and the guidance under section 409A.

8. Jurisdiction and Venue. The parties agree that any litigation in any way relating to this Agreement shall be venued in either federal or state court in Minnesota, and Wessling hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

9. Entire Agreement. This Agreement contains the entire understanding and agreement of the Wessling and the Company with respect to these matters and supersedes any previous agreements or understandings, whether written or oral, between them on the same subjects.

10. Survival. The covenants contained in Section 4 of this Agreement shall remain in full force and effect after the resignation of Wessling’s employment with the Company. Wessling and the Company acknowledge and understand that, unless expressly stated above, Wessling’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the resignation of Wessling’s employment with the Company.

11. No Waiver. The Company’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its rights under the Agreement with respect to other violations.

12. Assignment. This Agreement shall be binding upon the legal representatives of Wessling. This Agreement may be transferred, in whole or in part, by the Company to its successors and assigns, and the rights and obligations of this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company, and Wessling will remain bound to fulfill his obligations hereunder. Wessling may not, however, transfer or assign his rights or obligations under this Agreement.

13. Read and Understood. Wessling has read this Agreement carefully and understands each of its terms and conditions. Wessling has sought independent legal counsel of his choice to the extent he deemed such advice necessary in connection with the review and execution of this Agreement.

14. Dispute Resolution. Except or otherwise stated in Section 5 of this Agreement, the parties agree that any disputes arising under this Agreement will be resolved under the Company’s Employment Dispute Resolution Program.

IN WITNESS WHEREOF, the parties have executed this Resignation Agreement as of the date first set forth above.

David W. Wessling

THE MOSAIC COMPANY

By:
Its:

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (“Release”) is entered into as of March 15, 2007, by and between The Mosaic Company, a Delaware corporation (“Mosaic”), and David W. Wessling (“Wessling”), an individual residing in the State of Minnesota.

WHEREAS, this Release is executed pursuant to Section 2(g) of the Resignation Agreement dated as of March 15, 2007, by and between Mosaic and Wessling (the “Resignation Agreement”).

1. Wessling’s Release. In consideration of the promises, covenants and other valuable consideration provided by Mosaic in the Resignation Agreement and in this Release, Wessling hereby unconditionally releases and discharges Mosaic and its affiliates, and their current and former employees, officers, agents, directors, and shareholders (collectively referred to as “Released Parties”) from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “Claims”), that Wessling had or has as of the date of this Release arising (i) out of Wessling’s hiring, employment, or resignation with Mosaic, and (ii) under any federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1986, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, the Minnesota Labor Code, the Minnesota Human Rights Act, and any provision of the state or federal Constitutions or Minnesota common law.

This Release includes but is not limited to any claims Wessling may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, overtime, and any other compensation or benefit of any nature. This Release also includes but is not limited to any and all common law claims including, but not limited to, claims arising under Mosaic Employment Dispute Resolution Program, claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, violation of public policy, defamation, conspiracy, invasion of privacy, and/or tortious interference with current or prospective business relationships. Furthermore, Wessling relinquishes any right to re-employment with Mosaic or the Released Parties. Wessling also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by Mosaic or any of the Released Parties or any of its respective predecessors or successors, except that he does not release any rights he has under the Resignation Agreement. Although this Release waives any fiduciary claims Wessling may have, nothing in this Release shall be construed as impairing any of Wessling’s vested benefits, if any, under any Company sponsored 401(k), deferred compensation plan or other employee benefit plan, which will be governed by the terms of the applicable plan(s). Wessling also does not release his right to enforce the terms of this Release or the Resignation Agreement or his right to indemnification and advancement of expenses under any agreement he has entered into with Mosaic, under Mosaic’s charter or by-laws or under any insurance policy maintained by Mosaic that is applicable to its current or former directors and officers, or under any applicable law relating to officers, directors or employees.

This Release is intended to include all claims which Wessling does not know exist in his favor at the time of execution hereof, and contemplates the extinguishment of any such claim or claims. Wessling is not releasing any rights or claims that may arise after the date that this Release is executed. This Release does not prohibit Wessling from filing an administrative charge or participating in an administrative investigation, hearing or proceeding. Wessling understands that, by releasing all of his legal claims against the Released Parties, he is releasing all of his rights to bring any claims against them based on any actions, decisions, or events occurring through the date of his signing of this Release, including the terms and conditions of his employment and the resignation of his employment. Further, he understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against the Released Parties. Wessling also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim.

2. No Claims Against Released Parties. Wessling warrants and represents that, to the full extent permitted by law, he will not bring against Mosaic or any of the Released Parties any claim or lawsuit seeking monetary damages that are related to any matters released by Wessling under Section 1 of this Release. Wessling agrees that if he brings or asserts any such action or lawsuit, he shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Mosaic or the Released Parties in dismissing or defending the action or lawsuit. Nothing in this provision, however, shall be interpreted to prevent Wessling from bringing a claim or lawsuit to enforce the terms of this Release or the Resignation Agreement. This Section 2 shall not apply to any claims Wessling may have asserting rights under the Older Worker Benefit Protection Act.

3. Rescission. Wessling has been informed of his right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing Mosaic of his intent to revoke this Agreement within seven (7) calendar days following the Execution Date. Wessling has likewise been informed of his right to rescind this Release insofar as it relates to potential claims under the Minnesota Human Rights Act by written notice to Mosaic within fifteen (15) calendar days following the Execution Date. Wessling has further been informed and understands that any such rescission must be in writing and hand-delivered to Mosaic or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

Richard L. Mack

Senior Vice President and General Counsel

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

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Wessling and Mosaic agree that if Wessling exercises this right of rescission, this Release shall be null and void and Wessling shall return to Mosaic any consideration paid or benefit provided pursuant to the Resignation Agreement or this Release contemporaneously with the delivery of rescission notice. Wessling specifically understands and agrees that any attempt by him to revoke this Release after the specified period for rescission has expired is, or will be, ineffective.

4. Breach of this Release. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Release, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Release and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Release.

5. Severability. If any provision of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

6. Ambiguities in this Release. The parties acknowledge that this Release has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

7. Opportunity to Review. Wessling acknowledges and agrees that he first received the original of this Release on or before March 9, 2007. Wessling also understands and agrees that he has been given at least 21 calendar days from the date he first received this Release to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Wessling acknowledges that he has been advised and has sought the advice of his own counsel. No payments or benefits pursuant to the Resignation Agreement shall become due until Wessling has executed this Release. Wessling represents and agrees that he has thoroughly discussed all aspects and effects of this Release with his attorney, that he has had a reasonable time to review this Release, that he fully understands all the provisions of this Release and that he is voluntarily entering into this Release.

8. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Wessling:

David W. Wessling

7744 Merrimac Lane

Maple Grove, MN 55311

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If to Mosaic:

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Attention: Senior Vice President and General Counsel

Facsimile: (763) 577-2990

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

9. Counterpart Agreements. This Release may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

10. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to its conflict of laws principles.

11. Jurisdiction and Venue. This Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in, Hennepin County, Minnesota. Wessling hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is objectionable or improper.

12. No Assignment of Claims. Wessling represents and warrants that he has not transferred or assigned to any person or entity any Claim involving Mosaic or the Released Parties or any portion thereof or interest therein. Mosaic represents and warrants on its own behalf and on behalf of its corporate affiliates that they have not transferred or assigned to any person or entity any Claim involving Wessling or any portion thereof or interest therein.

13. Authority. The undersigned officer of Mosaic represents and warrants that he has authority to enter into this Release on behalf of Mosaic and its affiliates.

14. Binding Effect of Release. This Release shall be binding upon Wessling, Mosaic and their heirs, administrators, representatives, executors, successors and permitted assigns.

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BY SIGNING THIS RELEASE, WESSLING ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE IS ENTERING INTO IT VOLUNTARILY. HE FURTHER ACKNOWLEDGES THAT HE IS AWARE OF HIS RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATES THAT BEFORE SIGNING THIS RELEASE, HE HAS EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT HE DESIRED. HE ALSO ACKNOWLEDGES THAT HE WILL BE RECEIVING BENEFITS THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE EXCEPT BY VIRTUE OF HIS ENTERING INTO THIS RELEASE.

The parties have duly executed this Release as of the date first written above.

David W. Wessling

THE MOSAIC COMPANY

By:

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